Elevation Series Trust 485BPOS

Exhibit 99(p)(14)

CODE OF ETHICS

Adopted December 2011

Table of Contents

1.	Introduction	- 3 -
2.	Use and Distribution of the Code of Ethics	- 4 -
3.	Failure to Comply	- 4 -
4.	Standards of Business Conduct	- 4 -
5.	Advisory Persons Covered by the Code of Ethics	- 5 -
6.	Chinese Wall	- 5 -
7.	Annual Review and Education	- 6 -
8.	Personal Securities Trading	7
9.	Receipt of Gifts	9
10.	Directorships	9
11.	Insider Trading	10
12.	Appendix A – Personal Securities Disclosure Form	13
13.	Appendix B - Personal Trading Pre-Clearance Request	14
14.	Appendix C – Code of Ethics Certification	15

1.	Introduction

This Manual has been developed to introduce you to the policies relating to the Investment Advisory practices of Disciplined Growth Investors, Inc. (DGI). It is designed to be a permanent record, which will be periodically reviewed and updated to set forth the policies and procedures of DGI.

DGI is a Registered Investment Adviser, registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. Its principal office and place of business is located at 150 South Fifth Street, Suite 2550, Minneapolis, Minnesota 55402.

DGI endeavors at all times to operate in conformity with federal and/or applicable state laws and to conduct its business in the highest ethical and professional manner. DGI’s shareholders believe that clients can best be served when all of its personnel are informed as to the legal, technical and mechanical aspects of its business and have a good working knowledge of practices and policies suited to achieve client objectives and comply with the law. This Code of Ethics Manual has been prepared to accomplish two things. First, it should provide DGI’s shareholders, advisory representatives and employees with an awareness of the requirements of the laws, rules and regulations governing investment advisers and agents activities. Second, it should provide the firm’s procedures and policies designed to ensure that its operations meet those requirements.

This Code of Ethics Manual should be kept available for easy reference. You are asked and encouraged to raise questions, criticisms or comments about the manual. Suggestions for changes or additions are welcome. Any questions regarding compliance issues must be directed to Peter Rieke, DGI’s Compliance Officer.

DGI expects you to be thoroughly familiar with the policies and procedures set forth in this Manual. Adherence to the policies and procedures set forth will help to achieve our goal of uniform compliance and to maintain the interests of the firm’s clients first and foremost.

2.	Use and Distribution of the Code of Ethics

This Code of Ethics is a basic part of DGI’s Compliance Program. Each shareholder, officer, supervisor, consultant and advisory representative (and any associated person/employee) who participates in or has responsibilities in connection with the advisory activities (hereafter referred to as an “advisory person”) will be provided a copy of this Manual. This Manual is intended to be revised or supplemented from time to time. It is the responsibility of each advisory person to update his/her copy by inserting new material as instructed.

Each advisory person having managerial or supervisory responsibilities must:

1.	Be familiar with and understand the contents of the Code of Ethics Manual;
2.	Provide new employees, including trainees, with a copy of this Code of Ethics Manual;
3.	Ensure that all holders of the Manual whom you supervise are familiar with and understand the contents of the Code of Ethics Manual and use it in day-to-day activities, and;
4.	Ensure that any supplements to the Manual are distributed to advisory persons under your supervision with proper instructions for use with the Code of Ethics Manual.

3.	Failure to Comply

In the event any advisory person after a review of this Manual and a signed acknowledgment as to understanding and agreeing to abide by the firm’s policies and procedures violates any provision, policy or procedure as outlined in the Manual, the person may be subject to sanctions, up to and including termination of employment.

4.	Standards of Business Conduct

All persons must adhere to a standard of business conduct and uphold the needs of the client above themselves.

Standard of Conduct

The anti-fraud standard makes it unlawful for any DGI employee, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by DGI or for its clients to:

a)	Employ any device, scheme or artifice to defraud either DGI or its clients;
b)	Make any untrue statement of material fact or omit to state a material fact in light of circumstances under which they would be deemed misleading;
c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on DGI or its clients; or
d)	Engage in any manipulative practice on DGI or its clients.

Fiduciary Duty

As a registered investment adviser, DGI has a fiduciary duty to each and every client of the firm. The policy of DGI is to protect the interests of each of the firm’s clients and to place the client’s interests first and foremost in each and every situation. The firm’s fiduciary duty also includes, but is not limited to: providing full and fair disclosure of all relevant facts and any potential or actual conflicts of interest, a duty of loyalty and good faith, providing recommendations that are suitable, and seeking best execution of all client transactions.

5.	Advisory Persons Covered by the Code of Ethics

The flow of investment information at DGI is very broad. All advisory persons have access to this information on a regular daily basis. For this reason, all advisory persons will be covered and are required to comply with all sections of the Code of Ethics Manual and the DGI Compliance Manual. The penalties listed in Section 1.2 of this Manual apply to violations of the Compliance Manual.

6.	Chinese Wall

An investment adviser which employs persons in non-advisory capacities may need to have policies and procedures to restrict the flow of inside information from being misused or made available or disclosed to other persons or areas of the firm that do not need to know the information better known as a “Chinese wall.”

The compliance program at DGI treats all employees and some consultants as “advisory persons” and all advisory persons are restricted from acting directly or indirectly on information thought to be inside information. It would be impossible to create a formal Chinese wall within DGI as the organization is too small and the flow of information between operational areas of the organization is necessary. It is the responsibility of all advisory persons to restrict the flow of any inside information they encounter in the course of their duties with DGI to individuals in the organization who do not have a need to know.

7.	Annual Review and Education

This Manual will be reviewed at least annually for compliance. Changes to the Manual could be more frequent as regulations change or company policies are added. It is the Compliance Officer’s responsibility to implement the changes to this Manual and the Compliance Manual.

The Compliance Officer will seek out whatever services and/or materials that are needed to maintain a high level of proficiency on compliance issues. This may include conferences, manuals, newsletters, software, legal services, etc. At least annually the Compliance Officer will conduct a training session for all advisory persons as a review of compliance issues. The Compliance Officer will conduct adhoc-training sessions as needed for new employees and as policies or regulations change. All personnel are encouraged to ask questions or make comments about compliance issues at any time.

8.	Personal Securities Trading

DGI has adopted the policy that the client’s interest comes first. No advisory person is to put their own interest or the interest of any other person or company ahead of that of the client’s. DGI recognizes that committed, successful investment people often have personal portfolios. DGI has adopted the following policies and procedures to ensure that no advisory person favors himself or herself over clients owning the same securities.

Annual disclosure

Each advisory person will submit, when hired, and then on an annual basis, a Personal Securities Holdings form to be reviewed by the Compliance Officer. The Personal Securities Holdings form is to be filled out by the advisory person and contain every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the advisory person), and trusts of which they are trustees or in which they have a beneficial interest, gives direct or indirect investment advice to. The employee must attach a copy of the most recent statement to the form that lists the securities held in that account. Statements may be no more than 45 days old as of the date provided.

All securities not exempt from reporting must be disclosed on the form. Any employee not fully disclosing their holdings will be subject to the sanctions described in Section 3. The following is a list of exempt securities from reporting;

●	U.S. Government Treasury or Agency Bonds, Notes or T-bills,
●	Mutual funds not advised or sub-advised by DGI,
●	Any commingled fund where the advisory person has no control over or say in the selection of the individual securities held.

Monitoring transactions

All advisory persons’ non-exempt transactions must be pre-cleared by the Trading Liaison and Compliance Officer before the trade is submitted for execution. The advisory person must fill out a Pre-Clearance Personal Trading Request form (Appendix B). The Trading Liaison will verify and sign the form after checking if the security is currently owned by any DGI clients and if the security is in the process of being purchased or sold or is in consideration to be purchased or sold. The Compliance Officer will verify and sign the form that the trade pre-cleared by the advisory person meets the “Black-out Period Restrictions” listed below. All transactions will be subject to review by the Compliance Officer.

Every advisory person must ensure that the Compliance Officer receives at least quarterly a statement for each advisory person or related account that he or she gives direct or indirect investment advice to. Statements must be provided within 15 days of each calendar quarter end.

Black-out Period Restrictions

In an ideal trading situation all advisory person trades and client trades would be completed together for the same price and execution. Since an ideal trading situation is not always possible it is DGI’s policy that the client’s interest comes first. Therefore an advisory person may not trade on the same business day as any client trading in the same non-exempt security. However, an advisory person may complete a trade if within the same business day a client directs the sale of a specific security or requests an unexpected cash distribution. If an advisory person willfully violates this policy they will be subject to the sanctions listed in Section 1-2. If a consultant or sub-advisor who has been identified as subject to the Code of Ethics, willfully violates this policy they will be subject to contract cancellation and could be reported to the proper authorities for prosecution if it is determined they violated any rules or laws.

It is understood that it is not always possible for every advisory person to be sure that a portfolio manager will not trade a client’s security during the black-out period after the pre- clearance form has been approved and the advisory person’s trade has been executed. The portfolio manager is always to act in the best interest of the client and sometimes this requires the trading of a security on short notice. If this happens, it should be brought to the attention of the Compliance Officer. It will be the responsibility of the Compliance Officer to determine if the advisory person willfully was in violation of this policy. The Compliance Officer will respond to the advisory person in writing, if it is determined a willful violation has occurred.

Prohibition of Short-Term Trading

Advisory persons are prohibited from buying and selling the same security within 30 days. Profits could be disgorged for any violation of the rule to prevent short-swing profits that could be generated by client purchases. However, in the event of financial hardship, an advisory person may sell the same security in less than 30 days providing the advisory person has received written pre-clearance by the compliance officer and CIO.

Prohibition on Participation in Initial Public Offerings (IPOs)

Personnel may not participate in IPOs, which are inherently limited investment opportunities to prevent advisory personnel from usurping client investment opportunities.

Restriction on Participation in Private Placements

Advisory personnel must obtain written pre-clearance by the compliance officer and CIO before taking part in a private placement.

9.	Receipt of Gifts

As discussed in Section 25.1 of Disciplined Growth Investors’ Compliance Manual, to maintain the actual and apparent impartiality of advisory recommendations, employees should not receive gifts of more than a de minimus value from any person with whom Disciplined Growth Investors’ has or may have a business relationship.

10.	Directorships

As discussed in Section 25.2 of Disciplined Growth Investors’ Compliance Manual, advisory personnel should obtain written pre-clearance from the compliance officer before serving as an officer, director, partner, etc., in any other entity.

11.	Insider Trading

DGI forbids any advisory person of DGI, or any affiliated person of DGI, having access to information available through his or her association with DGI (collectively referred to as “covered persons”) (i) from trading in a security, either personally or on behalf of client accounts at a time when the covered person has knowledge of material nonpublic information concerning the issuer of the security and (ii) from communicating such material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” DGI’s policy applies to every covered person and extends to activities within and outside their duties at DGI. Every covered person must read and retain this policy statement. Any questions regarding DGI’s policy and procedures should be referred to Peter Rieke, DGI’s Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to (i) the use of material nonpublic information to trade in securities whether or not one is an “insider” and (ii) the communication of material nonpublic information to others.

Although the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)	trading by an insider while in possession of material nonpublic information;

(ii)	trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

(iii)	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of “insider” is broad. It includes all covered persons of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the covered persons of such organizations. In addition, DGI may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, and information that is reasonably likely to have a substantial effect on the price of a company’s securities. Information that covered persons should consider material includes, but is not limited to: dividend changes, management’s earnings estimates, changes in previously released management earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until is has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:

- civil injunctions;

- treble damages;

- disgorgement of profits;

- jail sentences;

- fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

- fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of the procedures described below can be expected to result in serious sanctions by DGI, possibly including termination of employment.

Procedures to Implement Policy.

The following procedures have been established to aid DGI’s covered persons in avoiding insider trading, and to aid DGI in preventing, detecting and imposing sanctions against insider trading. Every covered person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult Peter Rieke, DGI’s Compliance Officer.

Identifying Inside Information.

Before trading for yourself or others, including other accounts managed by DGI in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if publicly disclosed?

2.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation or by being included in a disclosure document filed with the SEC?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1.	Report the matter immediately to Peter Rieke, DGI’s Compliance Officer.

2.	Do not purchase or sell the securities on behalf of yourself or other accounts.

3.	Do not communicate the information inside or outside DGI other than to Peter Rieke.

4.	After the issue has been reviewed, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Restricting Access to Material Nonpublic Information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within DGI, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

12.	Appendix A – Personal Securities Disclosure Form

The Chief Compliance Officer will provide a Personal Securities Disclosure Form in electronic format. Advisory persons must provide a list of all accounts holding non-exempt securities in which you or a related person has a beneficial interest in for which you make investment decisions. This includes not only securities held by brokers or other custodians, but also securities held at home, in safe deposit boxes, or by an issuer. In addition to the Personal Securities Disclosure Form, advisory persons must provide an account statement not more than 45 days old showing the holdings in each account. This information will be updated annually. If any change occurs throughout the year, you must notify the Chief Compliance Officer immediately.

Appendix B - Disciplined Growth Investors, Inc.

Personal Trading Pre-Clearance Request

This form is to be used in advance of any employee or other access person of Disciplined Growth Investors, Inc.

authorizing any broker or trader to transact a trade on their behalf for any non-exempt securities account as defined by Disciplined Growth Investors, Inc’s Code of Ethics. All required signatures must be obtained before a trade is placed.

Employee Name
Request Date
1 Employee Complete	ACCOUNT NAME:	ACCOUNT NUMBER:
	ACCOUNT LOCATION:	TRANSACTION TYPE (CHECK ONE): ☐ BUY ☐ SELL ☐ SHORT
	SECURITY NAME:	SECURITY SYMBOL (TICKER or CUSIP):
	QUANTITY:	FOR TRANSACTIONS INVOLVING MULTIPLE SECURITIES, ATTACH A LIST INCLUDING THE NAME, SYMBOL, QUANTITY AND TRANSACTION TYPE FOR EACH SECURITY.
2 Trading Liaison Complete	AS OF THE REQUEST DATE IS THIS SECURITY HELD IN ANY CLIENT PORTFOLIO (CHECK ONE)?	☐ YES	☐ NO
	AS OF THE REQUEST DATE IS THIS SECURITY BEING TRADED OR CONSIDERED FOR TRADE IN ANY CLIENT PORTFOLIO (CHECK ONE)?	☐ YES	☐ NO
	VERIFIED WITH PORTFOLIO MANAGER (CHECK ONE)?	☐ YES	☐ NO

	IF TRADED IN CLIENT PORTFOLIO, IS THE SECURITY BEING BOUGHT OR SOLD (CHECK ONE)	☐ BOUGHT	☐ SOLD
	TRADING LIAISON SIGNATATURE	DATE
3 Compliance Officer Complete	☐REQUEST APPROVED ☐ REQUEST DENIED
	COMPLIANCE OFFICER SIGNATURE	DATE

NOTES

Employee Signature	THE INFORMATION ABOVE IS TRUE TO THE BEST OF MY KNOWLEDGE. I HAVE OBTAINED ALL REQUIRED SIGNATURES IN ADVANCE OF EXECUTING ANY TRADES.	EMPLOYEE SIGNATURE		DATE
EMPLOYEE TO PROVIDE THIS FORM TO OPERATIONS ADMINISTRATOR
4 Operations Administrator Complete	WAS THIS SECURITY TRADED IN ANY CLIENT PORTFOLIO? ATTACH MASTER PURCHASE & SALE REPORT.	☐ YES	☐ NO
	OPERATIONS ADMINISTRATOR SIGNATURE	DATE

OPERATIONS ADMINISTRATOR RETURN FORM TO COMPLIANCE OFFICER

13.	Appendix C – Code of Ethics Certification

Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, Disciplined Growth Investors, Inc has provided each access person with a copy of its Code of Ethics at the time of hire and annually thereafter. All access persons are required to certify receipt of the Code of Ethics in writing.

Name of access person:

I hereby certify that I have read and understand Disciplined Growth Investors, Inc’s Code of Ethics and will comply with the company’s policies and procedures in all respects. I understand that my failure to comply with the Code of Ethics may result in sanctions, up to and including termination of my employment.

I certify that I have made all disclosures required under the Code of Ethics, including all personal securities holdings.

Signature	Date